Exhibit 3.2
RESTATED CERTIFICATE OF INCORPORATION
OF
CLINICAL DATA, INC.
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     1. The present name of the Corporation is Clinical Data, Inc., which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 9, 1974. The Corporation filed a Certificate of Ownership with the Secretary of State of the State of Delaware on November 17, 1975. The Corporation filed a Certificate of Renewal with the Secretary of State of the State of Delaware on July 22, 1976. The Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware on June 7, 1982. The Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware on March 14, 1983. The Corporation filed a Certificate of Ownership with the Secretary of State of the State of Delaware on March 27, 1985, effective March 31, 1985. The Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware on November 17, 1986. The Corporation filed a Certificate of Amendment, changing its name from “Clinical Data, Inc.” to “Novitron International, Inc.”, with the Secretary of State of the State of Delaware on April 13, 1994. The Corporation filed a Certificate of Designation with the Secretary of State of the State of Delaware on April 28, 2003. The Corporation filed a Certificate of Change of Registered Agent with the Secretary of State of the State of Delaware on August 6, 2003. The Corporation filed a Certificate of Amendment, changing its name from “Novitron International, Inc.” to “Clinical Data, Inc.”, with the Secretary of State of the State of Delaware on October 1, 2003. The Corporation filed a Certificate of Elimination and a Certificate of Designation with the Secretary of State of the State of Delaware on July 7, 2005. The Corporation filed a Certificate of Designation with the Secretary of State of the State of Delaware on October 4, 2005. The Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware on October 6, 2005. The Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware on June 18, 2007.
     2. The Certificate of Incorporation of the Corporation, as so amended and restated to date, is hereby restated as set forth in the Restated Certificate of Incorporation hereinafter provided for.
     3. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 245 of the General Corporation Law of the State of Delaware and (a) only restates and integrates the provisions of the Corporation’s Certificate of Incorporation, (b) does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended, and (c) there are no discrepancies between the provisions of the Corporation’s Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation.

     4. The Certificate of Incorporation of the Corporation, as restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:
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     FIRST. The name of this Corporation is Clinical Data, Inc.
     SECOND. The address of its registered office in the State of Delaware is Suite 606, 1220 N. Market Street, Wilmington, DE 19801, Country of New Castle.
     The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is American Incorporators Ltd.
     THIRD. The nature of the business or purposes to be conducted or promoted is as follows:
     To design, engage in research and development, procure patents and licenses to manufacture, and to manufacture, distribute, purchase, sell, import and export, rent and lease, license, repair and maintain, service, generally deal in and market electric, electronic, mechanical and manual devices, machines, equipment, and apparatus for utilization in the medical, dental, biological and chemical sciences for receiving, recording, measuring, and testing of bodily physical, chemical and biological functions and performance, and for use in medical and dental research and development, and related, associated or similar classes and kinds of goods, products, equipment, appliances, instruments and apparatus.
     To engage in the business of supplying and furnishing the services of technical and other specialized personnel, utilizing all types of electric, electronic, mechanical, and manual machines, equipment and apparatus, to any person and to all kinds of firms, corporations, governmental agencies, hospitals, clinics, organizations and foundations, and to receive and collect fees and other compensation for services rendered by such personnel.
     To engage in the business of receiving, recording, measuring and testing bodily physical, chemical and biological functions and performance, and of processing, analyzing, indexing and systematizing the data, records and measurements so obtained.
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     Notwithstanding any other provision herein to the contrary, the Corporation shall not maintain a hospital as referred to under Chapter 10A of Title 16 of the Delaware Code, engage in the practice of medicine, or otherwise render medical or health services requiring a license under applicable laws of the State of Delaware.
     FOURTH. The total number of shares of capital Stock of all classes which the Corporation shall have authority to issue is 61,500,000 shares, consisting of 60,000,000 shares of Common Stock, $.01 par value per share, and 1,500,000 shares of Preferred Stock, $.01 par value per share.

     A. PREFERRED STOCK
     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless expressly provided.
     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidations preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred. Stock of any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any series of any shares of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.
     B. COMMON STOCK
     The voting and dividend rights, and the rights in the event of the liquidation of the Corporation, of the holders of the Common Stock are subject to and qualified by such rights of the holders of the Preferred Stock of any series as the Board of Directors may designate upon the issuance of the Preferred Stock of any series.
     The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.
     Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividends rights of any then outstanding Preferred Stock.
     Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive pro rata all net assets of the Corporation available for distribution after payment of creditors and of any preferential liquidation rights of any then outstanding Preferred Stock.
     No holder of shares of the Common Stock or of the Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.
     FIFTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:
     1. Election of Directors need not be by written ballot.
     2. The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.
     SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     SEVENTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers which it shall have power to indemnify under said Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.
     To the fullest extent permitted by Delaware law, as it may be amended and supplemented from time to time, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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     I, The Undersigned, being the Executive Vice President, Chief Legal Officer, and Secretary of the Corporation, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of June, 2008, on behalf of the Corporation.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel

Name:	Caesar J. Belbel
Title:	Executive Vice President,
Chief Legal Officer, and Secretary